PROSPECTUS ADDENDUM TO
PROSPECTUS SUPPLEMENT DATED AUGUST 27, 2007,
PROSPECTUS SUPPLEMENT DATED AUGUST 28, 2007,
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 11, 2007,
PROSPECTUS SUPPLEMENT DATED OCTOBER 16, 2007 AND
PROSPECTUS SUPPLEMENT DATED NOVEMBER 30, 2007
(To Prospectus dated March 27, 2006)

UBS AG

Medium Term Notes, Series A

UBS AG will, and other affiliates of UBS AG may, use this prospectus addendum and one of the following prospectus supplements (each, a “Prospectus Supplement”):

♦	prospectus supplement, dated August 27, 2007 relating to UBS AG’s Performance Securities with Partial Protection;
♦	prospectus supplement, dated August 28, 2007 relating to UBS AG’s Performance Tracking Securities;
♦	prospectus supplement, dated September 11, 2007 relating to UBS AG’s Return Optimization Securities;
♦	prospectus supplement, dated October 16, 2007 relating to UBS AG’s Performance Securities with Contingent Protection; or
♦	prospectus supplement, dated November 30, 2007 relating to UBS AG’s Performance Securities with Partial Protection;

and any related free writing prospectus or pricing supplement, in connection with initial offers and sales of or market-making transactions involving certain senior securities of UBS AG designated as Medium Term Notes, Series A (the “covered MTNs”). The covered MTNs were originally issued under one of the above Prospectus Supplements or a similar prospectus supplement for the covered MTNs of an earlier date. We refer below to any and all such earlier prospectus supplements as the “earlier Prospectus Supplements”.

When reading this prospectus addendum, you should also read the relevant Prospectus Supplement listed above or any earlier Prospectus Supplement and any related free writing prospectus or pricing supplement, which describe the specific terms of your securities.

Please note, however, that if the relevant Prospectus Supplement or any earlier Prospectus Supplement and any related free writing prospectus or pricing supplement for your securities provides that you will be obligated to characterize your securities for all U.S. federal income tax purposes as prepaid forward contracts or as derivative contracts, then the following paragraph supplements, and to the extent inconsistent therewith, replaces, the discussion of the U.S. federal income tax consequences of owning your securities set out under “Supplemental U.S. Tax Considerations” in the relevant Prospectus Supplement or any earlier Prospectus Supplement for your securities and under “What are the tax consequences of the Securities?” in any related free writing prospectus or pricing supplement.

“On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of your securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as your securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of your securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. UBS AG intends to continue treating your securities for U.S. federal income tax purposes in accordance with the treatment described in the relevant Prospectus Supplement and any related free writing prospectus or pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.”

UBS AG

Prospectus Addendum dated December 10, 2007